October 30, 2012

Vedder Price P.C.

222 North LaSalle Street

Chicago, Illinois 60601

Nuveen AMT-Free Municipal Income Fund

333 West Wacker Drive

Chicago, IL 60606

RE:	Nuveen AMT-Free Municipal Income Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen AMT-Free Municipal Income Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 30, 2012 (the “Registration Statement”), with respect to the Acquiring Fund’s common shares of beneficial interest, $.01 par value per share (the “Common Shares”) to be issued in exchange for the assets of Nuveen Premium Income Municipal Opportunity Fund, a Massachusetts business trust and Nuveen Premier Municipal Opportunity Fund, Inc., a Minnesota corporation, (collectively, the “Acquired Funds”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

(b) a copy of the Acquiring Fund’s Declaration of Trust, dated July 29, 2002, as filed with the office of the Secretary of the Commonwealth of Massachusetts on August 14, 2002, as amended on November 18, 2009 and January 2, 2012 (as so amended, the “Declaration”);

(c) a copy of the Acquiring Fund’s Statement Establishing and Fixing the Rights and Preferences of MuniFund Term Preferred Shares with respect to the Acquiring Fund’s MuniFund Term Preferred Shares, 2.85% Series 2015, as filed with the Secretary of the Commonwealth of Massachusetts on January 15, 2010;

Vedder Price P.C

Nuveen AMT-Free Municipal Income Fund

October 30, 2012

(d) a copy of the Acquiring Fund’s Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares with respect to the Acquiring Fund’s Variable Rate MuniFund Term Preferred Shares, Series 2014, as filed with the Secretary of the Commonwealth of Massachusetts on July 28, 2011;

(e) a certificate of the Secretary of the Acquiring Fund, certifying as to, and attaching copies of, the Acquiring Fund’s Declaration, the Acquiring Fund’s By-Laws as currently in effect (the “By-Laws”) and resolutions adopted by the Board of Trustees at meetings held on June 21, 2012 and September 19, 2012 (the “Resolutions”);

(f) a printer’s proof of the Registration Statement received on October 26, 2012; and

(g) a copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of substantially all of the assets and substantially all of the liabilities of the Acquired Funds in exchange for the Common Shares and certain of the Acquiring Fund’s variable rate demand preferred shares, (b) the pro rata distribution of such shares to the holders of the shares of the Acquired Funds and (c) the subsequent termination of the Acquired Funds, in the form included as Appendix A to the combined Proxy Statement/ Prospectus included in the draft Registration Statement referred to in paragraph (f) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the draft referred to in paragraph (f) above. We have assumed that the number of Common Shares to be issued hereunder will not exceed the amount of Common Shares needed to consummate the Reorganization. We have further assumed that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization and the issuance of the Common Shares will have been approved by the vote of such shareholders of the Acquiring Fund and the Acquired Funds as is set forth in the

Vedder Price P.C

Nuveen AMT-Free Municipal Income Fund

October 30, 2012

Registration Statement and that any other consents or approvals required for the Reorganization will have been received. We note that the resolutions of the Board of Trustees of the Acquiring Fund adopted on June 21, 2012 and September 19, 2012, as attached to the certificate referenced in paragraph (e) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the resolutions of such meetings will be finalized and incorporated into minutes approved by the Acquiring Fund’s Trustees, prior to the issuance of the Common Shares, in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Declaration, the Resolutions, and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Common Shares and that there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Common Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Acquiring Fund’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Common Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

Vedder Price P.C

Nuveen AMT-Free Municipal Income Fund

October 30, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Opinions” in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

BINGHAM McCUTCHEN LLP